Exhibit 23.2 Consent of Independent Registered Public Accounting Firm The Board of Directors NXP Semiconductors N.V.: We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333- 233694, No. 333-227332, No. 333-221118, No. 333-220341, No. 333-203192, No. 333-190472 and No. 333-172711) of NXP Semiconductors N.V. of our report dated February 27, 2020, with respect to the consolidated balance sheet of NXP Semiconductors N.V. and subsidiaries as of December 31, 2019, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of NXP Semiconductors N.V. /s/ KPMG Accountants N.V. Amstelveen, the Netherlands February 25, 2021